As filed with the Securities and Exchange Commission on March 31, 2005

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOSCRIP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	05-0489664
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
(914) 460-1600
(Address of Registrant’s Principal Executive Office) (Zip Code)

Chronimed Inc. 1994 Stock Option Plan
Chronimed Inc. 1997 Stock Option Plan
Chronimed Inc. 1999 Stock Option Plan
Chronimed Inc. 2001 Stock Incentive Plan
Chronimed Inc. 1994 Stock Option Plan For Directors
(Full title of the Plans)

Barry A. Posner
BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
(914) 460-1600

–
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
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Copies requested to:
E. William Bates, II
King & Spalding LLP
1185 Avenue of the Americas.
New York, New York 10036
(212) 556-2100

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share (1)	Price (1)	Registration Fee
Common Stock, $.0001 par value per share	2,612,146	$7.1433	$18,659,343	$2,197

(1)	The offering price is calculated by reference to the weighted average exercise price per share of outstanding options solely for the purpose of computing the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     This Registration Statement covers 2,612,146 shares of common stock, par value $.0001 per share (the “Common Stock”) of BioScrip, Inc. (the “Company”), issuable pursuant to the following plans: the Chronimed Inc. 1994 Stock Option Plan; the Chronimed Inc. 1997 Stock Option Plan; the Chronimed Inc. 1999 Stock Option Plan; the Chronimed Inc. 2001 Stock Incentive Plan; and the Chronimed Inc. 1994 Stock Option Plan For Directors.

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating officers, employees, consultants, advisors, employees and directors as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004;

(b)	The Company’s Current Reports on Form 8-K filed March 9, 2005 and March 17, 2005; and

(c)	The description of the Company’s common stock included in our Registration Statement on Form 8-A/A, dated May 20, 1999, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Barry A. Posner, the Company’s General Counsel, has issued an opinion as to the validity of the common stock being offered hereby. As of the date of this Registration Statement, Mr. Posner owns an aggregate of 63,600 shares of common stock and options to purchase 220,666 shares of common stock.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to some statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing

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violation of law, (c) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or (d) for any transaction from which the director derived an improper personal benefit. The Company’s Second Amended and Restated Certificate of Incorporation provides that the Company’s directors will not be liable to the company or its stockholders for breach of fiduciary duty as a director, except for liability arising out of clauses (a) through (d) in the preceding paragraph. The Second Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-Laws further provide that the Company will indemnify its directors and officers to the fullest extent permitted by the DGCL.

     In addition, the Company maintains director and officer liability insurance policies.

Item 8. Exhibits

     The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of BioScrip, Inc. (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on March 17, 2005)
4.2	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on December 4, 1998)
4.3	Amended and Restated By-Laws of BioScrip, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s Quarterly Report on Form 10-Q filed on May 15, 2003)
4.4	Amended and Restated Rights Agreement, dated as of December 3, 2003, between MIM Corporation and American Stock Transfer and Trust Company (incorporated by reference to Exhibit 4.1 to Post-Effective Amendment No. 3 to the registrant’s Form 8-A/A dated May 20, 1999)
4.5	Chronimed Inc. 1994 Stock Option Plan
4.6	Chronimed Inc. 1997 Stock Option Plan
4.7	Chronimed Inc. 1999 Stock Option Plan
4.8	Chronimed Inc. 2001 Stock Incentive Plan
4.9	Chronimed Inc. 1994 Stock Option Plan for Directors
5.1	Opinion of Barry A. Posner, Esq.
23.1	Consent of Barry A. Posner (included as part of opinion filed as Exhibit 5.1)
23.2	Consent of Ernst & Young LLP

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmsford, State of New York, on this the 31st day of March 2005.

BIOSCRIP CORPORATION
By:	/s/ Barry A. Posner
Barry A. Posner
Executive Vice President, Secretary and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 31st day of March 2005.

Signature	Title

/s/ Henry F. Blissenbach	Director and Chief Executive Officer
(Principal Executive Officer)
Henry F. Blissenbach

/s/ Gregory H. Keane	Executive Vice President and Chief Financial
Officer (Principal Financial Officer )
Gregory H. Keane

/s/ Richard H. Friedman	Chairman of the Board

Richard H. Friedman

/s/ Richard A. Cirillo	Director

Richard A. Cirillo

Director
Charlotte W. Collins

/s/ Louis T. DiFazio	Director

Louis T. DiFazio

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Signature	Title

/s/ Myron Z. Holubiak	Director

Myron Z. Holubiak

/s/ David R. Hubers	Director

David R. Hubers

/s/ Michael Kooper	Director

Michael Kooper

/s/ Richard L. Robbins	Director

Richard L. Robbins

/s/ Stuart A. Samuels	Director

Stuart A. Samuels

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